Exhibit 23.1

[Letterhead of King & Wood Mallesons]

April 16, 2012

KongZhong Corporation
35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing, China 100044

Dear Sirs,

We consent to the reference to our firm under the headings “Risk Factors” and “Our Corporate Structure” and elsewhere in KongZhong Corporation on Form 20-F for the year ended December 31, 2011, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2011.

Yours faithfully,

/s/ King & Wood Mallesons
King & Wood Mallesons